UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2005

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222,
San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (415) 733-4000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On May 25, 2005 (the “effective time”), ABM Industries Incorporated (“ABM”) terminated its $250 million three-year syndicated line of credit scheduled to expire on July 1, 2005 (the “old Facility”) and replaced the old Facility with a new $300 million five-year syndicated line of credit scheduled to expire on May 25, 2010 (the “new Facility”). The new Facility was entered into among ABM, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and as a lender, KeyBank N.A., as syndication agent and as a lender, U.S. Bank N.A., as co-documentation agent and as a lender, BNP Paribas, as co-documentation agent and as a lender, and LaSalle Bank N.A., JPMorgan Chase Bank, N.A., and Wachovia Bank, N.A., as lenders. The new Facility is available for working capital, the issuance of standby letters of credit, the financing of capital expenditures, and other general corporate purposes.

Under the old Facility, no compensating balances were required and the interest rate was determined at the time of borrowing based on the London Interbank Offered Rate (“LIBOR”) plus a spread of 0.875% to 1.50% or, for overnight borrowings, at the prime rate plus a spread of 0.00% to 0.25% or, for overnight to one week, at the Interbank Offered Rate (“IBOR”) plus a spread of 0.875% to 1.50%. The spreads for LIBOR, prime and IBOR borrowings were based on ABM’s leverage ratio. The old Facility called for a commitment fee payable quarterly, in arrears, of 0.175%, based on the average, daily, unused portion. For purposes of this calculation, irrevocable standby letters of credit issued primarily in conjunction with ABM’s self-insurance program and cash borrowings were considered to be outstanding amounts.

Under the new Facility, no compensating balances are required and the interest rate is determined at the time of borrowing based on LIBOR plus a spread of 0.375% to 1.125% or, for overnight loan borrowings, at the prime rate or, for overnight to one week, at IBOR plus a spread of 0.375% to 1.125%. The spreads for LIBOR, prime and IBOR borrowings are based on ABM’s leverage ratio. The new Facility calls for a non-use fee payable quarterly, in arrears, of 0.125%, based on the average, daily, unused portion. For purposes of this calculation, irrevocable standby letters of credit issued primarily in conjunction with ABM’s self-insurance program and cash borrowings are considered to be outstanding amounts. As of April 30, 2005, the total outstanding amounts under the old Facility were $118.6 million, in the form of standby letters of credit; these standby letters of credit are now outstanding under the new Facility.

The new Facility includes usual and customary covenants for a credit facility of this type, including covenants limiting liens, dispositions, fundamental changes, investments, indebtedness, and certain transactions and payments. In addition, the new Facility also requires that ABM maintain three financial covenants: (1) a fixed charge coverage ratio greater than or equal to 1.50 to 1.0 at fiscal quarter-end; (2) a leverage ratio of less than or equal to 3.25 to 1.0 at fiscal quarter-end; and (3) consolidated net worth greater than or equal to the sum of (i) $341,941,000, (ii) an amount equal to 50% of the consolidated net income earned in each full fiscal quarter ending after the effective time (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 100% of the aggregate increases in stockholders’ equity of ABM and its subsidiaries after the effective time by reason of the issuance and sale of capital stock or other equity interests of ABM or any subsidiary, including upon any conversion of debt securities of ABM into such capital stock or other equity interests, but excluding by reason of the issuance and sale of capital stock pursuant to ABM’s employee stock purchase plans, employee stock option plans and similar programs.

If an event of a default occurs under the new Facility, including certain cross-defaults, insolvency, change in control, and violation of specific covenants, among others, the lenders can restrict ABM’s access to the new Facility or accelerate repayment of all amounts outstanding, including all accrued interest and unpaid fees, or require that ABM cash collateralize the outstanding letter of credit obligations.

The lenders and agents under the new Facility and their affiliates have in the past provided, and may in the future provide, lending, commercial banking, and other advisory services to ABM. These parties have received, and may in the future receive, customary compensation from ABM for such services. In addition, ABM and its subsidiaries provide facility services, including janitorial services, to certain of the lenders, their agents and affiliates for which it receives customary compensation. Such or additional services and payments may occur in the future.

Item 1.02 – Termination of a Material Definitive Agreement

The information set forth above in Item 1.01 regarding termination of ABM’s prior $250 million credit facility as of May 25, 2005, is hereby incorporated by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 regarding ABM’s $300 million credit facility is hereby incorporated by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: June 1, 2005	By:	/s/ George B. Sundby
George B. Sundby Executive Vice President and Chief Financial Officer